Exhibit 99.(r)(2)

Central Park Advisers, LLC

Code of Ethics

Personal securities transactions and Insider information policy

June 2024

Strictly confidential

Contents

1.	Code of Ethics	1

1.1	Access person	1

1.2	Standards of business conduct	1

2.	Personal Securities Transactions	3

2.1	Accounts covered by the personal trading policies and procedures	3

2.2	Duty to pre-clear	3

2.3	The adviser access person reporting and certifications	5

3.	Insider Information	8

3.1	Insider transactions	8

3.2	Use of non-public information regarding a client	8

3.3	RUMORS	9

4.	Gifts, Entertainment, Political Contributions, Outside Business Activities, and Regulatory Requirements	10

4.1	Gifts and Entertainment	10

4.2	Political contributions	12

4.3	Outside business activities	14

4.4	Regulatory requirements	14

5.	Enforcement of the Code	16

5.1	Chief compliance officer’s duties and responsibilities	16

5.2	Code violations	16

5.3	Annual report to the chief executive officers	16

5.4	Effective date of the Code	16

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1.       Code of Ethics

Central Park Advisers, LLC (the “Adviser”), adopts this Personal Securities Transactions and Insider Information Policy (the “Code of Ethics” or the “Code”) in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). Definitions of underlined terms are included in Exhibit A.

The Code is applicable to those employees, directors, managers and officers of the Adviser and Macquarie Asset Management (“MAM”) who are primarily dedicated to MAM’s Wealth Solutions business or otherwise have access to Wealth Solution’s proprietary information as a routine part of their responsibilities (each, an “Access Person”).1 Certain Access Persons that are associated persons of a broker-dealer affiliated with the Adviser (the “Broker-Dealer”) may be subject to additional requirements with respect to their broker-dealer activities as outlined in the Broker-Dealer’s compliance manual (the “Broker-Dealer Manual”).

The Adviser is committed to maintaining high ethical standards in connection with the management of its business. The Code reflects the Adviser’s views on dishonesty, self-dealing, conflicts of interest and trading on the basis of material non-public information. Each Access Person is required to be familiar with the provisions of the Code and to acknowledge, at the time of initial employment and annually thereafter, that they have received, read and understand the Code. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any Access Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact the Chief Compliance Officer (the “CCO”) (or designee).

1.1       Access person

Because all those principally within Macquarie’s Wealth Solutions business may at some time have access to or obtain investment information, the Adviser currently designates all of such persons as Access Persons subject to the requirements of the Code. Consultants are typically not considered Access persons; an assessment will be made at the time they are engaged. The CCO shall keep a list of all Access Persons.

As an Access Person, you are required to report quarterly all transactions, as required by the Code, in any securities in which you have any direct or indirect Beneficial Ownership Interest. The term beneficial ownership generally includes not only the securities that you purchase or sell for your own account, but also securities purchased or sold by certain family members (See Exhibit A--Definitions).

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither you nor any specified family member has any direct or indirect influence or control provided the Chief Compliance Officer (or designee) has received the appropriate evidence of control, as detailed below.

1.2       Standards of business conduct

●	Access Persons owe a duty of loyalty to the Adviser and its clients[2] and are expected to act in the best interests of clients.

●	Access Persons must avoid actions or activities that allow (or appear to allow) them or specified family members to profit or benefit from their relationships with the Adviser and its clients, or that bring into question their independence or judgment.

●	Access Persons must report any violations of this Code of Ethics promptly to the CCO (or designee).

●	Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable federal securities laws and regulations and other applicable laws and regulations.

1 The Access Persons subject to this Code are employees of Macquarie Investment Management Advisers (the “Holding Company”). For purposes of the Code, all the employees of the Holding Company who are principally involved in the business of the Adviser are deemed employees of the Adviser. Any non-employee directors of the Holding Company are not deemed Access Persons under this Code and are therefore, not subject to the Code. The Adviser does not have any directors.

2 The clients of the Adviser are investment companies which may or may not be registered under the 1940 Act.

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●	Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client:

−	employ any device, scheme or artifice to defraud;

−	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

−	engage in any act, practice or course of business which would operate as a fraud or deceit; or

−	engage in any manipulative practice.

●	Access Persons cannot engage in any inappropriate trading practices.

●	Access Persons cannot cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for a client without having disclosed to the CCO, or designee, his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

−	his or her direct or indirect beneficial ownership of any securities of such issuer;

−	any position with such issuer or its affiliates; and

−	any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to the Adviser’s clients.

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2.       Personal Securities Transactions

The personal transactions and investment activities of the employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Adviser and its clients. When Access Persons invest for their own accounts, conflicts of interest may arise between the Adviser’s clients and the Access Person’s interests. The conflicts may include:

●	Taking an investment opportunity that would be suitable for a client for an Access Person’s own portfolio;

●	Using an Access Person’s advisory position to take advantage of available investments;

●	Front running, e.g. an Access Person trading ahead of a client transaction; or

●	Taking advantage of information or using client portfolio assets to have an effect on the market that may inure to the Access Person’s benefit.

Personal Trading

Access Persons’ trades should be executed in a manner consistent with our fiduciary obligations to our clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders for any client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

2.1       Accounts covered by the personal trading policies and procedures

Macquarie Group’s Personal Investments policy and procedures apply to all accounts holding any securities over which Access Persons have any Beneficial Ownership Interest, which typically includes account held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Failure to comply with Macquarie Group’s Personal Investments policy and procedures may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

Macquarie Group’s personal trading requirements help to protect Access Persons and the Adviser against the following critical transgressions:

●	Access Persons violating the Codes requirements as established by the SEC;

●	Access Persons violating insider trading laws; and

●	Access Persons engaging in front running.

2.2       Duty to pre-clear

The duty to pre-clear arises when the following two conditions are met:

●	you are the person exercising investment discretion over the trade; and

●	the security to be traded is not on the “Exempt from Pre- Clearance” list.

The “Exempt from Pre-Clearance” (non-exhaustive list) is as follows:

●	shares issued by money market funds and open-ended mutual funds that are not Reportable Funds;

●	transaction in accounts for which the Access Person has no direct or indirect Control (e.g., such as an account managed by an investment adviser on a discretionary basis or purchases that are part of an automatic investment plan);

●	529 Plan interests—must be a government-sponsored plan;

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●	Fixed annuities and variable annuities (unable to hold individual stocks or bond investments);

●	Government securities;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments[3], including repurchase agreements;

●	Financial instruments whose value is referrable to an index or a large basket of underlying securities, including but not limited to:

−	Options

−	Exchange traded funds, open-end funds, unit investment trusts (UIT);

−	Futures contracts; or warrants over an index; and

●	Products providing leveraged exposure to an underlying asset (other than a listed security). These products include financial instruments that provide the holder with leveraged exposure to an underlying asset (other than a listed security) or exposure to price or rate movements in foreign exchange, interest rates or commodity prices, including, but not limited to:

−	Options; or

−	Contracts for differences or futures contracts over foreign exchange rates or commodities.

You are not required to pre-clear transaction in any of the securities on the Exempt from Pre-Clearance list above. Transaction in all other securities, including initial public offerings, limited offerings or private placements must be pre-cleared. Investments in private placements also require disclosure as an Outside Business Activity under Section 4.3 below.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of the Adviser) on trading in any securities, these transactions may need to be pre- cleared. You must advise the CCO or designee before rendering this investment advice.

The Adviser may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Macquarie Group will also maintain a “Restricted List” of securities that the Adviser is actively evaluating for purchase or sale in client accounts, or about which the Adviser might have received material nonpublic information. Macquarie Group Compliance team (“Compliance”) will not pre-clear any personal transactions in securities that are associated with any issuers on the Restricted List. The Restricted List is comprised of among other things:

●	Issuers that have outstanding publicly traded securities and with whom the Adviser has entered into a confidentiality agreement; and

●	Any publicly-traded portfolio companies owned by funds managed directly by the Adviser or certain affiliates.

The placement of an issuer on the Restricted List does not necessarily mean that the Adviser has material non-public information about the issuer. At times, an issuer will be added in an abundance of caution to prevent even the appearance of front running or other inappropriate trading.

Macquarie Group Pre-Clearance Requirements

The most recent version of the Macquarie Group pre-clearance requirements can be foundat the following link: [ ]

Macquarie Group policies are updated from time to time and Access Persons are required to periodically check for these updates.

3 High-quality short-term debt instruments mean any instruments having a maturity at issuance of less than 365 days and which is rated in one of the highest two rating categories by a Nationally Recoggnized Statiistical Rating Organization, or which is unrated but is of comparable quality.

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How to Pre-Clear

You can pre-clear trades on Macnet through the following link: [ ]

Trading Window

Pre-clearance is valid until the end of the business day following the day of approval.

Minimum Holding Period

There is a minimum holding period of 30 calendar days before you can sell any securities of an issuer whose securities you just purchase.

Waivers from either an embargo restriction or a holding period requirement are rare. To receive such a waiver, the employee must make a submission to Compliance in which she or he:

●	Undertakes that she or he does not possess non-public price-sensitive information affecting the relevant financial product;

●	Declares that she or he faces financial hardship; and

●	Confirms that selling the affected financial product is the only practical method of overcoming the financial hardship.

If Compliance is satisfied that there is a prima facie case, it will provide a written exemption to the Access Person.

If approval is granted, a waiver is valid for only 24 hours, or until otherwise determined.

2.3       The adviser access person reporting and certifications

New Access Persons

When an employee is identified as an Access Person by the CCO or designee, the Access Person must report to compliance, as applicable, within ten calendar days of being advised of the Access Person designation via PTA a list of all Reportable Securities and any account that has the ability to hold any securities (including securities excluded from the definition of a Reportable Security). The information in this report cannot be more than 45 days old as measured by the date the person becomes an Access Person.

Each Access Person shall only be permitted to open a brokerage account with a designated broker4 as approved by Compliance. All reportable accounts, including mutual fund accounts, must be recorded in PTA.

Designated brokers provide Compliance with electronic statement downloads under an agreed contract between each designated broker and Macquarie Group.

If an exception is granted by Compliance and/or CCO to allow a brokerage account with a non-designated broker, then unless otherwise agreed by Compliance and/or CCO, the Access Person must advise the brokerage firm that they are employees of a financial institution and provide to the brokerage firm a 407 letter. The 407 letter that is provided to the brokerage firm by Compliance shall direct any firms at which an Access Person maintains a Beneficial Ownership Interest in brokerage accounts to provide duplicative copies of periodic (at least quarterly) statements for all securities account to Compliance, within 30 days of the statement period. All Access Person are responsible for ensuring that duplicate statements are provided to Compliance.

If the Access Person, as a part of his or her employment compensation with the Macquarie Group, receives Macquarie Group Limited options, the holding of these options is not reportable in initial or annual holdings reports; however, once these options are exercised and the Access Person acquires common stock, any sale must be pre-cleared and all subsequent transactions are reportable in the Access Person’s quarter transaction reports.

4 Access Persons who are located outside of the United States must comply with the requirements set by their local Compliance team.

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The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect Beneficial Ownership Interest in:

●	Title, type of security;

●	As applicable, exchange ticker or CUSIP, number of shares, and principal amount;

●	The name of any broker, dealer or bank with which the Access Person holds an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit; and

●	The date the report is submitted.

Access Persons are presumed under Federal Securities Law to be beneficial owners of securities held by immediate family members sharing the same household. As such, their holdings reports, as described in this section, must also be provided to the Adviser.

Ongoing Quarterly Transactions Reporting

The SEC requires the Adviser to collect from its Access Persons, on a calendar quarterly basis, reports that reflect all transactions that took place during the prior quarter and any accounts opened during the quarter that hold any securities (including any securities excluded from the definition of a Reportable Security):

●	In Reportable Securities beneficially owned, directly or indirectly, by its Access Persons; and/or

●	Over which the Access Persons had Control.

The reports must be submitted within 30 days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

●	The date of the transaction;

●	The security description, and as applicable, the exchange ticker or CUSIP number;

●	Number of shares or par value;

●	Principal amount of the securities;

●	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;

●	The price at which the transaction was effected;

●	Interest rate and maturity rate;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the report is submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Reportable Securities to send copies of his or her account statements and trade activity to Compliance, the Access Person does not have to submit a quarterly transaction report to the Compliance Officer or designee as long as Compliance receives the trade activity and account statements within 30 days of the end of the quarter in which the trades were executed. For any new accounts opened Access Persons must instruct the institution hosting their account to send Compliance duplicate trade confirmations and account statements as described above.

Access Persons do not have to submit a quarterly transaction report to the Compliance Officer or designee for investments in unlisted securities that have been approved by Compliance (Control Room) and recorded in MACTS.

Initial and Quarterly Certifications

Compliance will make available to new Access Persons the necessary documentation to enable Access Persons:

●	To certify their understanding and their willingness to comply with the Adviser’s compliance programs; and

●	To confirm that the personal securities holdings information that they have provided is complete and accurate.

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Compliance will require each Access Person to confirm that the transactions effected during the period were in accordance with the Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to submit with respect to compliance with the Adviser’s Political Contributions Policy and Macquarie Group’s Gift and Entertainment, Conflicts of Interest and Outside Business Activities Policies.

Annual Reporting

Every Access Person must submit an updated holdings report (“Annual Report”) each calendar year. The information in the Annual Report cannot be more than 45 days old prior to the date it was submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Reportable Securities to send copies of his or her account statements and trade activity to Compliance, and for unlisted securities that have been approved by Compliance (Control Room) and recorded in MACTS, the Access Person does not have to submit an Annual Report.

Access Persons who have reportable holdings that are not set up for duplicate reporting may submit copies of account statements that contain all the same information that would be required by the Annual Report and that is current as of the dates notes above. Any Reportable Securities not appearing on an attached account statement or duplicate reporting (e.g., private placements or hedge fund interests) must be reported separately as part of the Access Person’s annual certification.

Annual Reports must also disclose the existence of all accounts that have the ability to hold any securities even if the account does not hold any securities that fall within the definition of a “Reportable Security.”

In addition, on an annual basis, each Access Person will be required to certify that he or she has complied with the terms of the Code.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or

●	Any reports with respect to securities held in accounts over which the Access Person had no direct or indirect Control, such as an account managed by an investment adviser on a discretionary basis or a trust account.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or designee who will, on a case by case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser.

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3. Insider Information

Federal securities laws require the Adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material non-public information by its Access Persons. Among these policies and procedures are ones that restrict access to files likely to contain material non-public information, that make employees aware of new and existing insider trading restrictions, that require restricting or monitoring trading in securities for which Access Persons might possess non-public information, and that require monitoring and reviewing of trading by the Adviser and Access Persons.

3.1       Insider transactions

Under insider trading rules, information is considered material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision or the information is reasonably likely to affect the price of an issuer’s securities. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Insider trading is generally defined as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

●	Tipping of material, non-public information is PROHIBITED. An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information. Access Persons may not be recipients of a tip (“tippee”). If an Access Person becomes the recipient of a tip, they must immediately inform the CCO (or designee) and refrain from any trading in the said issuer until cleared by the CCO (or designee).

●	Front running involves trading ahead of a client order in the same security on the basis of non-public information regarding impending market transactions. Front running is PROHIBITED.

●	Scalping is PROHIBITED. Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying the same security for clients and then immediately sells the shares at a profit upon the rise in the market price following the recommendation/purchase.

3.2       Use of non-public information regarding a client

No Access Person shall:

●	Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any client portfolio, including any security holdings or client transactions, any security recommendation made to a client, and any security transaction by or under consideration by or for a client, including information about actual or contemplated investment decisions.

●	Use any non-public information regarding any client portfolio in any way that might be contrary to, or in competition with, the interest of such client.

●	Use any non-public information regarding any client in any way for personal gain.

The Adviser may, in certain circumstances, disclose certain of the information discussed above to third parties, but such disclosure will only be made if permissible under applicable law and pursuant to confidentiality agreements with such third parties.

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3.3       Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provision of Federal Securities Laws and the laws of other jurisdictions. Such conduct is contrary to the Code of Ethics, as well as its expectations regarding appropriate behavior. Employees are prohibited from knowingly circulating false rumors or sensational information to individuals outside of Macquarie Group that might reasonably be expected to affect market conditions for one or more securities, sectors or markets or improperly influencing any person or entity.

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4.         Gifts, Entertainment, Political Contributions, Outside Business Activities, and Regulatory Requirements

4.1       Gifts and Entertainment

Business gifts and entertainment are a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts and entertaining, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts or entertainment can create the appearance of potential conflicts of interest. Accordingly, the Adviser has adopted the following policy related to the giving and receiving of gifts and entertainment.

General Guidelines

Access Persons must observe the following guidelines when giving or receiving gifts or entertainment:

●	All gifts and/or entertainment, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

●	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

●	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making;

●	Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether the Adviser has an investment relationship with such person or entity;

●	Never offer or accept cash gifts or cash equivalents;

●	Never offer anything of value to a third party to influence or reward action;

●	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

●	Never offer or accept a gift if public disclosure of the gift would be embarrassing to the Advisers or the third party.

Pre-approval

Any entertainment provided or received should be for business purposes and any such expenses must be reasonable (i.e., not lavish or extravagant) and approved internally in accordance with the Macquarie Group Gifts and Entertainment Policy. All Access Persons must certify to Compliance on a quarterly basis that they are in compliance with the Macquarie Group Gifts and Entertainment Policy. If you have any questions about what constitutes a permissible gift or reasonable entertainment, please consult the CCO or review the Macquarie Group Gifts and Entertainment Policy.

In accordance with the Macquarie Gifts and Entertainment Policy, prior approval will be required with respect to the giving or receiving of any of the following categories of gifts and entertainment: (i) any gift given to or received from a Government Official (defined to include any federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity, but excluding any lawful donation to a campaign for public office)), (ii) all gifts provided, received in excess of $100 in value, or entertainment (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person) in excess of $350 in value5, or (iii) any other gift or entertainment that may be reasonably be seen as violating this policy.

5 A “government entity” means any state or political subdivision of a state, including (i) any agency; authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or agency; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

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Union Officials, ERISA fiduciaries, “Government Instrumentalities”, & State and Local Pensions

Union Officials – Any gift or entertainment provided by the Adviser to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be pre-approved.

Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. As described above, any payment or anything else of value given to a foreign official or entity that could be deemed an “instrumentality” of a foreign government must be pre-approved by the CCO or designee.

Plan Fiduciaries – The Adviser is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. The Adviser is prohibited from giving or receiving gifts or entertainment to or from any ERISA plan fiduciary without prior approval of compliance. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

State and Local Pension Officials – The Adviser must be mindful that a myriad of state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy. The CCO relies on employee reporting to assess compliance with the requirements listed above.

Examples of Gifts

Gifts and/or entertainment may include without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, memorabilia, food or alcohol. Access Persons should be aware that certain types of business entertainment may be regarded as gifts and thus, subject to the gift reporting requirements if the hosting party is absent from the event.

The term “gift” does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to an Access Person’s professional duties (such as housewarming, graduation or birthday gifts).

Reporting Requirements

All Access Persons are required to report all gifts given and received by the Access Person and all entertainment given and received in excess of $50 in value. This report may be submitted in iComply or Concur and must include the following information:

●	The recipient’s name;

●	The name of the individual or firm who gave the gift/entertainment;

●	A description of the gift/entertainment;

●	The date of the event or when the gift was given or received;

●	Whether the provider of the attended the event with the recipient;

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●	Estimated value of the gift/entertainment (the higher of the market value or cost);

●	Documentation of any reimbursement.

A record of all gifts and entertainment required to be entered into the iComply or Concur system will be maintained via iComply or Concur, which includes:

●	Gifts provided and received;

●	Entertainment provided over $50; and

●	Entertainment received over $50.

4.2       Political contributions

Effective March 14, 2011, the SEC adopted Rule 206(4)-5 (commonly referred to as the “Pay-to-Play” rule), which addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting Contributions to government Officials charged with awarding such business. Under Rule 206(4)-5, Access Persons are prohibited from contributing more than the allowed limit of Contributions in connection with any business of the Adviser. The Pay-to-Play Rule includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

The Pay-to-Play Rule limits political Contributions to state and local government officials, candidates, and political parties by:

●	registered investment advisers;

●	advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are “exempt reporting advisers”;

●	firms that solicit clients or investors on behalf of the types of advisers described above; and

●	“covered associates” (as defined below) of the entities listed above.

If violated, the Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a Contribution to any official of that “government entity”6. This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

●	any general partner, managing member or executive officer, or other individual with a similar status or function;

●	any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

Given the breadth of various federal, state and local pay-to-play rules applicable to state and local Contributions, Contributions to (1) an incumbent, candidate and successful candidate for U.S. state and local office and (2) U.S. state and local officials running for U.S. federal office will generally be denied in the pre-approval process. Exceptions may be provided on a case-by-case basis during such pre- approval process. Compliance and Corporate Affairs will review any requests for exceptions as appropriate. Appropriate exceptions to the general policy would be:

●	Access Person Contributions of $350 or less per election, for any election in which that Access Person is entitled to vote. For purposes of this exception, an Access Person is “entitled to vote” for a person if such Access Person’s primary residence is located in the area in which the Official is running; or

●	an Access Person can make limited Contributions of $150 or less per election, for any election in which that Access Person is not entitled to vote.

6 A “government entity” means any state or political subdivision of a state, including (i) any agency; authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or agency; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

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Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited Contributions or payments to the government entity during the prior two years in excess of the de minimis exceptions noted above7.

The Adviser will only compensate third parties for referrals of investors in Clients that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying Contributions during the past two years.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any Contribution or payment to an Official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Charitable Donations

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5. Donations by the Advisers or Access Persons to charities with the intention of influencing such charities to become investors in Clients are strictly prohibited. Access Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or fund investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and fund investors.

Pre-clearance Requirement

●	Current Access Persons will be required to pre-clear all Contributions – state, local and federal including contributions to officials, candidates, political parties, or political action committees.

●	Pre-clearance will also be required for any fundraising activities reasonably expected to solicit Contributions from other persons or otherwise facilitate such Contributions.

How to Pre-clear

●	Access Persons should complete the political contribution form on PTA. The form will be routed to Compliance. Compliance will review the request, and as they deem necessary, liaise with the CCO or designee.

Approval Process

●	Compliance will review and evaluate each request to determine whether the Contribution is permissible based upon the requirements of the Code, the Pay-to-Play Rules and the Macquarie Political Contributions Policy. Contributions to national political candidates, parties, or action committees will generally be approved as long as the recipient is not otherwise associated with a state or local political office.

●	Access Persons will be notified in writing (hard copy and/or electronic notification) of approval or denial by Compliance.

7 Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

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Public Office

Access Persons must obtain written pre-approval from the CCO or designee prior to running for any public office. Access Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Adviser’s business activities.

Reporting

New Access Person Reporting

When an individual is first designated as an Access Person, the individual must disclose any Contributions made up to two years prior to their Access Person designation date by submitting the “Political Contribution Request” form, prior to hire8.

Quarterly Certification

Access Persons are required to certify that they have complied with the Advisers’ Political Contribution Policy on a quarterly basis.

Penalty for Violating the Advisers’ Political Contribution Policy

Any Access Person who violates the Macquarie’s Political Contribution Policy must immediately report the violation to the CCO or designee. Upon notification of a violation, the CCO or designee will report such Contributions to Compliance. An Access Person who fails to pre-clear a contribution or otherwise violates this Policy may be subject to disciplinary action up to and including termination.

4.3       Outside business activities

In addition to restrictions placed on the personal trading and private investments of employees, each Access Person must obtain prior approval from Compliance with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to the Adviser’’ or the Access Person’s reputation. Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed by or any acceptance of compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) from a person or entity or their affiliates. For purposes of clarity, the foregoing shall prohibit any Access Person from receiving any form of compensation, directly or indirectly, from a fund (or other investment vehicle) in which a Central Park sponsored fund invests, such underlying fund’s sponsor or their affiliated parties except for (1) business gifts and entertainment as permitted and/or approved in accordance with the policies set forth herein or (2) payments made through the Broker-Dealer pursuant to written agreements entered into by the Broker-Dealer and Adviser. Approval shall not be granted through PTA with respect to any outside business activity that would violate the immediately preceding sentence in relation to a registered investment company unless reported to such company’s Board of Directors. Any approval of an outside business activity, if granted, may be given subject to restrictions or qualifications imposed by the CCO (or designee) and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported as soon as practicable through PTA. Records with respect to the outside business activities of Access Persons will be recorded and maintained in PTA.

4.4       Regulatory requirements

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to client assets, the Advisers cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

8 The restrictions on Contributions and payments imposed by Rule 206(4)-5 will apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

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●	Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

1.	there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

2.	such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

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5. Enforcement of the Code

The CCO (or designee) has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

5.1       Chief compliance officer’s duties and responsibilities

The CCO (or designee, including compliance):

●	will provide each Access Person with a copy of the Code and any amendments thereto;

●	will provide to each person who becomes an Access Person, a copy of the Code; such person will be required to submit the initial report, as described in Section 2.3 hereof, no later than 10 business days after becoming an Access Person of the Advisers;

●	will, on a quarterly basis, review all reported personal securities transactions submitted by Access Persons Before determining that a person has violated the Code, the CCO (or designee) may give the person an opportunity to supply explanatory material;

The CCO will submit his or her personal trade requests requiring pre-approval and any reports as required pursuant to the Code through PTA.

5.2       Code violations

If you violate the provisions of the Code, the Adviser or Macquarie Group has the right to impose on you one or more of the following penalties as it may deem appropriate:

●	censure you;

●	notify your manager of the violation;

●	suspend your authority to act on behalf of the Adviser or Macquarie Group;

●	recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment; and

●	if appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction may be brought before senior management of Wealth Solutions.

5.3       Annual report to the chief executive officers

At least annually, the CCO will provide a report to the Head(s)of Wealth Solutions as well as the CCO’s direct report within Macquarie and/or his designee. The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the CCO believes should be made to the Code. The CCO may provide such report more frequently as he or she deems necessary or appropriate, and shall do so as requested by the recipients of the reports. The report will be in written form.

5.4       Effective date of the Code

The Code is effective as of the date written on the cover page. The Code supersedes any prior versions of the Code.

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EXHIBIT A

Definitions

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

407 letter means a letter that is provided by the Macquarie Group to financial institutions with which Access Persons maintain accounts that provides details regarding the requirement for the financial institution to provide confirmation and quarterly statements to the Macquarie Group.

Beneficial Ownership Interest means any direct or indirect interest in the name of the Adviser’s employee as well as any direct or indirect interest in the name of the Adviser’s employee’s spouse, child, all persons residing with or financially dependent upon the Adviser’s employee, any person whom the Adviser’s employee contributes material financial support and any account over which the Adviser’s employee exercises Control.

Contribution means a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local office.

Control means the ability, either directly or indirectly, to influence trading or investment decisions.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Private Placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

iComply: Software that provides comprehensive, automated tracking and monitoring for multiple uses within Macquarie, including Gifts and Entertainment.

Macquarie Group means Macquarie Group Limited and its world-wide affiliates.

MACTS means the Macquarie Activity and Conflict Tracking System used by the Control Room to record private equity investments.

Official means incumbents or prospective candidates for office if the office can influence the outcome of or is directly or indirectly responsible for, or, has the authority to, hire an advisor or appoint such a person.

PTA means the Macquarie Group system used to record personal brokerage accounts.

Reportable Fund means (i) any collective investment vehicle for which the Adviser serves as an investment adviser; or (ii) any collective investment vehicle whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser.

Reportable Security means a security as defined in Section 204A-1, except that it does not include:

●	Direct obligations of the Government of the United States;

●	Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares issued by money market funds;

●	Shares issued by open-end funds other than Reportable Funds; or

●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

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